Item 77.I. Terms of New or Amended Securities
 Morgan Stanley Institutional Fund Trust - High Yield Portfolio
The Board of Trustees of Morgan Stanley Institutional Fund Trust at a meeting duly convened and held on December 10-11, 2013 adopted a resolution which established an additional share class of the High Yield Portfolio to be designated Class IS. Class IS is more fully described in the Prospectus and Statement of Additional Information filed via
EDGAR with the Securities and Exchange Commission on  March 25,
2014 (accession no. 0001104659-14-022619) and incorporated by reference herein.